Exhibit 10.2

[Letterhead of Clearwater Paper Corporation]

December 9, 2011

Ms. Linda K. Massman

Dear Linda:

The purpose of this letter agreement (this “Agreement”) is to confirm important terms and conditions pertaining to your employment as President and Chief Operating Officer of Clearwater Paper Corporation (the “Company”) and supersedes in its entirety the terms and conditions of that offer letter dated August 26, 2008 from the Company as successor in interest under that offer letter to Potlatch Corporation.

1. Term of Agreement: This Agreement shall be effective as of November 1, 2011 (the “Effective Date”), and, unless terminated earlier in accordance with its terms, shall remain in effect for one (1) year following the Effective Date (the “Agreement Term”). The Agreement Term shall automatically extend for successive one-year periods unless and until the Company gives, or you give, written notice to the other of termination at least ninety (90) calendar days prior to the end of the then-current term.

2. Position: You will be employed with the Company as its President and Chief Operating Officer. You will continue to serve as the Company’s Chief Financial Officer until your replacement is identified and elected.

3. Base Salary: Your base salary as of the Effective Date is $525,000 on an annualized basis, payable in accordance with the Company’s regular payroll practices, as established from time to time. Beginning on March 1, 2013 and continuing thereafter during the term of this Agreement, your salary shall be reviewed on at least an annual basis by, and may be increased but not decreased at the discretion of, the appropriate committee of the Board. Except as otherwise provided in this Section 3, the review of your base salary will occur at the same time as the review for other senior executives of the Company.

4. Annual Incentive Award Opportunity: You will be eligible to participate in the Company’s annual bonus plan for similarly situated executives. As of the Effective Date, your target annual bonus is 70% of your base salary. All awards shall be governed by the terms of, and subject to any conditions established by, the Company’s then-current annual bonus plan.

5. Long-Term Incentive Awards: You will be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”), subject to the terms and conditions of the LTIP and on a basis at least as favorable as generally applicable to the other senior executives of the Company. Under the current LTIP, beginning with the award granted in 2012, the target value of your LTIP award is 125% of the mid-point of the range for your salary grade. Beginning with the award granted in 2012 and until changed, all of your LTIP awards will be granted in the form of performance shares.

6. Employee Benefits:

(a) You will be eligible to participate in the Company’s employee welfare, benefit, and retirement plans and programs, including retirement and supplemental retirement plans, on the same basis as generally applicable to the other senior executives of the Company. Further, you will be eligible for all fringe benefits and perquisites generally available to the other senior executives of the Company on at least as favorable a basis as such other senior executives, and you will be reimbursed for reasonable business expenses per Company policy.

(b) The Company will pay, or reimburse you for, the reasonable professional fees and related expenses you incur for legal advice in connection with the preparation and execution of this Agreement.

7. Termination of Employment; Severance: This Agreement and your employment with the Company may be terminated at any time during its term by either you or the Company, provided, however, that the parties’ rights and obligations upon such termination during the term shall be as set forth in applicable provisions of this Agreement and the Severance Program for Executive Employees, as amended from time to time, or any successor program (the “Severance Program”) and applicable provisions of any other documents referenced in Section 16 below. Termination of your employment for any reason shall constitute your resignation as an officer of the Company, its subsidiaries, and its affiliates. You will be a participant in the Severance Program and will be subject to all the terms and conditions of the Severance Program, which are incorporated into this agreement by reference; provided, however, that:

(a) With regard to Section 4(a)(i) and the last paragraph of Section 4(a) and subject to Section 5(c) of the Severance Program (and any similar or successor sections), the cash benefit payable upon the occurrence of any of the events specified in Section 5(a) of the Severance Program (and any similar or successor section) prior to a Change of Control (as that term is defined in the Severance Program) will be equal to one year of your Base Compensation.

(b) Section 4(c) of the Severance Program (and any similar or successor section) and references to Section 4(c) in Section 4(d) of the Severance Program (and any similar or successor section) shall not apply to you, and in their place the following provisions shall apply:

(i) Notwithstanding any other provision of this Agreement, in the event that you become entitled to receive or receive any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options) under this Agreement, the Severance Program or under any other plan, agreement or arrangement with the Company, any person whose actions result in a “Change of Control” (as that term is defined in the Severance Program) or any person affiliated with the Company or such person (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (“280G”) and it is determined that, but for this Section 7(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to you either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether you would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 7(c) (if applicable), you shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(ii) All computations and determinations called for by Sections 7(i) and 7(iii) shall be made and reported in writing to the Company and you by a third-party service provider selected by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and you. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(iii) In the event that Section 7(i) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides you with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A of the Code.

Further, and subject to Section 5(c) of the Severance Program (and any similar or successor section), upon the occurrence of any of the events specified in Section 5(a) of the Severance Program (and any similar or successor section) prior to a Change of Control (as that term is defined in the Severance Program), you will receive a pro-rated settlement of your performance awards based on actual performance determined pursuant to such plan and pro-rated vesting of your restricted stock unit awards, where applicable, granted under the LTIP.

Further, and subject to Section 5(c) of the Severance Program (and any similar or successor section), upon the occurrence of any of the events specified in Section 5(a) of the Severance Program (and any similar or successor section) prior to a Change of Control (as that term is defined in the Severance Program), you shall receive a cash payment of $225,000.

8. Covenants:

You acknowledge and agree to execute and comply with the Company’s Inventions, Trade Secrets and Confidentiality Agreement, which is incorporated into this Agreement by reference, in the form attached to this Agreement and as the same may be amended from time to time. You also acknowledge that your obligations under the Inventions, Trade Secrets and Confidentiality Agreement will survive the termination of your employment for any reason. You also acknowledge and agree that you will have access to confidential and proprietary information of the Company and third parties in the course of performing your responsibilities for the Company, that such access is necessary to your ability to perform those responsibilities, that such Company confidential and proprietary information is a valuable asset of the Company, and that the Company has developed and will develop goodwill that is a valuable asset of the Company. In view of the foregoing and in consideration of the compensation and benefits as provided under this Agreement, you further agree that:

(a) during the time you are employed and for a period of two (2) years following your separation from employment with the Company for any reason, you will not, without the prior written consent of the Company, directly or indirectly, engage in, whether as an owner, consultant, employee, or otherwise, activities competitive with that of the Company in any state, province or like geography where the Company does business;

(b) during the time you are employed and for a period of two (2) years following your separation from employment with the Company for any reason, you will not, without the prior written consent of the Company, directly or indirectly, solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by the Company or its affiliates on the date your employment terminated and with whom you had regular contact during the course of your employment by the Company; and

(c) during the time you are employed and for a period of one (1) year following your separation from employment with the Company for any reason, you will not, without the prior written consent of the Company, directly or indirectly, (A) solicit, divert, appropriate to or accept on behalf of any competitor of the Company, or (B) attempt to solicit, divert, appropriate to or accept on behalf of any competitor of the Company, any business from any customer or actively sought prospective customer of the Company with whom you have dealt, whose dealings with the Company have been supervised by you or about whom you have acquired confidential information in the course of your employment.

You agree that the foregoing restrictions are reasonable, will not preclude you from finding gainful employment, and are necessary to protect the goodwill, confidential information, and other protectable business interests of the Company. You further agree that the Company would suffer irreparable harm should you violate these restrictions and agree that injunctive relief, in addition to any other damages or relief available to the Company, is appropriate and necessary to protect the Company’s interests.

9. Representation and Warranties: You represent and warrant that you are not a party to, or otherwise subject to, any covenant not to compete, or other agreement that would restrict or limit your ability to perform your responsibilities under this Agreement, with any person or entity and that your performance of your obligations under this Agreement will not violate the terms and conditions of any contract or obligation, written or oral, between you and any other person or entity.

10. Assignment and Successors: This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you. The Company may assign this Agreement (a) to any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (c) any subsidiary, parent or other affiliate of the Company. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns.

11. Withholding: The Company may withhold from any payment that is required to be made under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law and all payments hereunder shall be subject to applicable deductions.

12. Controlling Law: Except where otherwise provided for herein, this Agreement shall be governed in all respects by the laws of the State of Washington, excluding any conflict-of-law rule that might refer the construction of the Agreement to the laws of another state or country. You consent to the exclusive jurisdiction of the state and federal courts located in Spokane County, Washington, for any action relating to this Agreement. You will not bring any action relating to this Agreement in any other court.

13. Notices: Any notices under this Agreement that are required to be given to the Company shall be addressed to the Corporate Secretary of the Company, and any notices required to be given to you shall be sent to your address as shown in the Company’s records, which you are responsible for keeping up-to-date.

14. Separability and Construction: If any provision of this Agreement is determined to be invalid, unenforceable, or unlawful by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, and the provisions that are determined to be invalid, unenforceable, or unlawful will either be limited or reformed so that they will remain in effect to the fullest extent allowed by law.

15. Waiver of Breach: Except as otherwise specifically provided for herein, no failure by any party to give notice of any breach of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver or relinquishment of that party’s rights, and no waiver or relinquishment of rights by any party at any one or more times will be deemed to be a waiver or relinquishment of such right or power at any other time or times.

16. Entire Agreement/Modification in Writing: This Agreement together with the Inventions, Trade Secrets and Confidentiality Agreement, plan documents, grant notices, and governing policies of the Company (each as it may be amended from time to time) constitute the entire understanding relating to the matters addressed herein and supersede any other prior agreement, whether written or oral. No addition to, or modification of, this Agreement shall be effective unless in writing and signed by both you and an authorized representative of the Company.

17. Construction: Each party and his, her, or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement, and, accordingly, the normal rule of construction providing for any ambiguities to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, not strictly for or against either party. Nothing in this Agreement is intended to or constitutes a guarantee of employment for a fixed or specific term, and the Company reserves the right to adopt, amend, discontinue, or otherwise alter its compensation, benefit, and human resources practices, policies, and programs at its discretion.

18. Survival: The provisions of Sections 7, 8, 9 and 11-17 of this Agreement shall survive the termination of this Agreement and any termination of your employment hereunder.

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Linda, I hope this Agreement provides you with the level of security and incentive that will allow you to continue to contribute substantially to the success of the Company. Please sign below and return an executed original to me to indicate your acceptance of these terms. Again, we are pleased to have you as a continuing member of the team.

Sincerely,

Gordon L. Jones Chief Executive Officer

cc: Thomas H. Carter

I, Linda K. Massman, have read, understand, accept and agree to the terms of the letter/agreement from Gordon L. Jones dated December 9, 2011.

Linda K. Massman

                                         , 2011

Date

Clearwater Paper Corporation

Inventions, Trade Secrets and Confidentiality Agreement

IN CONSIDERATION OF and as a condition of my employment or continued employment by Clearwater Paper Corporation (the “Company”), and in consideration of the compensation and benefits to be provided to me and the confidential and other information of the Company to which I will be provided access, I agree as follows:

Inventions and Improvements

1.	I will keep adequate records regarding and will disclose to the Company all inventions or improvements made or conceived by me, solely or jointly with others, during my employment with the Company and during the one-year period following the termination of my employment.

2.	I agree to assign and hereby do assign to the Company, without further compensation, my entire right in all such inventions and improvements, as well as any patent applications or patents relating to them, except that my assignment and agreement to assign does not apply to an invention or improvement for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention or improvement relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention or improvement results from any work performed by me for the Company.

3.	I will execute all papers, testify in any legal proceeding, and give any other assistance requested at any time by the Company to secure for the Company exclusive rights in and patent or other protection in any country for all inventions and improvements that are assigned to the Company pursuant to this Agreement. In obtaining such assistance, the Company will make reasonable efforts, not inconsistent with the Company’s timely obtaining the necessary assistance, to avoid materially impairing me in fulfilling my then-existing personal and professional commitments. I understand that if I am no longer employed by the Company, the Company will reimburse me for my time spent providing this assistance. Reimbursement shall be at my regular base rate of compensation if I am employed elsewhere at the time I provide the assistance or, if I am not employed elsewhere at the time, at the regular base rate of compensation that the Company was paying me as of the termination of my employment with the Company.

4.	I have attached to this Agreement a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment (collectively referred to as “Prior Inventions”), which belong to me or in which I have an interest, which relate to the Company’s current or proposed business, products or research and development, and which are not assigned to the Company. I represent and warrant that this list is complete and accurate. If no list is attached, I represent and warrant that there are no Prior Inventions.

Trade Secrets and Confidential Information

5.	“Confidential Information” means any information related to the business or other affairs of the Company or its affiliates that is not generally available to the public, and that: (a) is conceived, compiled, developed, or discovered by me whether solely or jointly with others, during my employment or (b) is or has been received or otherwise becomes known to me in connection with my employment. Without limiting the generality of the foregoing, Confidential Information includes information, both written and oral, relating to inventions and improvements, trade secrets and other proprietary information, technical data, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, potential clients, prospects, opportunities, contracts or assets of the Company or its affiliates. Confidential Information also includes any information that has been made available to the Company by its customers or other third parties and which the Company is obligated to keep confidential.

6.	I will not at any time, either during or after my employment by the Company, use or disclose any Company trade secrets or other Confidential Information except as necessary to perform my duties to the Company, as authorized by the Company, or as required by law.

7.	I will, upon termination of my employment with the Company, or upon request, deliver to the Company all physical materials, including any writings, which relate to any Company trade secrets or other Confidential Information or to any inventions or improvements transferred to the Company under this Agreement. This obligation includes materials in any form or format, whether paper, electronic or other.

8.	I will not use in the performance of my work for the Company or disclose to the Company any trade secret or other confidential or proprietary information of any prior employer or other person or entity if and to the extent that such use or disclosure may cause any breach, default or violation of any obligation or duty that I owe to such other person or entity (e.g., under any agreement or applicable law). My compliance with this obligation will not prohibit, restrict or impair the performance of my work, obligations and duties to the Company.

9.	I consent to the Company providing a copy of this Agreement to any future employer or prospective employer of me.

I understand and agree that (a) my obligations under this Agreement will survive the termination of my employment for any reason, (b) nothing in this Agreement constitutes a promise of continued employment or a limitation on the Company’s or my rights to terminate my employment, (c) the Company may assign this Agreement to any entity that employs me, including but not limited to any successor to the Company, (d) this Agreement will be governed by the laws of the State of Washington, and (e) any legal action relating to this Agreement shall be brought only in a state or federal court located in the State of Washington.

Employee’s Signature

Employee’s Printed Name

Date

(Upon execution, this document will be placed in the employee’s personnel file.)